Exhibit 99.1

Red Ventures to Acquire Imagitas from Pitney Bowes

Technology and digital marketing company to expand capabilities and expertise through acquisition of market leader in the movers space

Indian Land, S.C., and Stamford, Conn., May 11, 2015 – Red Ventures, a leading marketing technology and services company, and Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides innovative products and solutions to power commerce, today announced that Red Ventures has signed a definitive agreement to acquire Pitney Bowes’ marketing services organization, Imagitas, for $310 million in cash, subject to certain adjustments. The transaction is expected to close in the second quarter subject to customary closing conditions.

“Imagitas has done an exceptional job delivering value to the mover segment,” said Ric Elias, CEO, Red Ventures. “We’re excited to combine our digital capabilities to further enhance the consumer experience for the more than 39 million Americans who move annually with Imagitas marketing products.”

Based in Indian Land, S.C., just south of Charlotte, N.C., Red Ventures operates across a variety of high-growth industries, including consumer home services, insurance, energy, financial services and software. Using advanced data analytics, marketing and sales technology, Red Ventures optimizes multi-platform customer experiences.

Through a strategic partnership, Imagitas, headquartered in Waltham, MA, helps the United States Postal Service® produce, distribute and facilitate the official change of address.

“Imagitas has a long track record of success with an outstanding team and an unparalleled client list,” said Marc Lautenbach, Chief Executive Officer, Pitney Bowes. “Imagitas clients and employees will benefit significantly from becoming part of Red Ventures, with its focus and investments in delivering innovative lifecycle marketing services. Our decision to sell Imagitas to Red Ventures is part of an ongoing effort to transform Pitney Bowes and realign our portfolio of products and solutions by focusing on the core areas where we can lead and create the greatest value for our clients and shareholders.”

The acquisition of Imagitas follows the $250MM strategic investment global technology investing leader, Silver Lake, made in Red Ventures in January 2015. Silver Lake joined General Atlantic, a leading global growth investor, as a minority shareholder in Red Ventures to fuel further expansion of the company.

About Red Ventures

Founded in 2000, Red Ventures employs more than 2,300 people and is the country’s largest technology-enabled platform for growing sales and marketing businesses. Its expertise spans across multiple industries including Home Services, Energy, Financial Services, Insurance and Software. Success is driven by advanced internet analytics, proprietary technology and the company’s greatest competitive advantage – the people. Red Ventures has been named a Best Place to Work in Charlotte, NC for seven years running. Learn more at www.redventures.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce. More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes. For additional information, visit Pitney Bowes at www.pb.com.

Forward-Looking Statements

This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including statements concerning the consummation of the transactions contemplated by the Stock Purchase Agreement between Pitney Bowes and Red Ventures and the costs associated with the sale of Imagitas, are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate”, “believe”, “expect”, “anticipate”, “intend”, and similar expressions may identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Red Ventures	Pitney Bowes

Katie Zach, Director of Public Relations	Bill Hughes, Media
kzach@redventures.com	William.Hughes@pb.com
980-318-5549	203-351-6785

Charles McBride, IR
Charles.McBride@pb.com
203-351-6349